Exhibit 99.1

IT Tech Packaging, Inc. Announces Third Quarter 2022 Unaudited Financial Results

BAODING, China, Nov.10,2022 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the three and nine months ended September 30, 2022.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “Due to the sporadic situation of COVID-19 in China, the operation of our factory facilities is highly restricted during the three months ended September 30, 2022. However, we still achieved a positive profit year-on-year growth rate of 53% despite facing a volatile commodity price environment impacting our operating costs and the COVID-19 pandemic lockout policies limiting our factory facilities operations. On the strategic front, we continued to deliver high-quality products to our customers, strengthen our business operation, optimize the product portfolio, and seek significant economic benefits. Consistent with our stated strategy, we continued to utilize excess cash flow in a balanced way to make investments in our long-term strategic growth initiatives and to further strengthen the balance sheet. Looking forward, we are committed to creating value for its customers, employees, shareholders, partners, industry, and society by seizing new opportunities and diversifying businesses.”

Third Quarter 2022 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2022	2021	% Change
Revenues	31.71	45.09	-29.7%
Regular Corrugating Medium Paper (“CMP”)*	26.06	31.20	-16.5%
Light-Weight CMP**	5.30	6.13	-13.6%
Offset Printing Paper	-	4.80	-100.0%
Tissue Paper Products	0.29	2.81	-89.6%
Face Masks	0.06	0.15	-62.6%

Gross profit	2.78	1.82	52.8%
Gross profit (loss) margin	8.8%	4.0%	4.8 pp	****
Regular Corrugating Medium Paper (“CMP”)*	10.9%	2.9%	8.0 pp	****
Light-Weight CMP**	12.8%	5.6%	7.2 pp	****
Offset Printing Paper	-	16.2%	-16.2 pp	****
Tissue Paper Products***	-258.5%	-8.7%	-249.8 pp	****
Face Masks	29.6%	20.4%	9.2 pp	****
Operating loss	-0.59	-0.20	-197.3%
Net income (loss)	-1.89	1.54	-222.3%
EBITDA	2.43	5.32	-54.4%
Basic and Diluted loss per share	-0.03	0.03	-200.0%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

•	Revenue decreased by 29.7% to approximately $31.71 million, mainly due to the decrease in sales volume of CMP, offset printing paper and tissue paper products.

•	Gross profit increased by 52.8% to approximately $2.78 million. Total gross margin increased by 4.8 percentage point to 8.8%.

•	Loss from operations was approximately $0.59 million, compared to loss from operations of approximately $0.20 million for the same period of last year.

•	Net loss was approximately $1.89 million, or loss per share of $0.03, compared to net income of approximately $1.54 million, or earnings per share of $0.03, for the same period of last year.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $2.43 million, compared to$5.32 million for the same period of last year.

Revenue

For the third quarter of 2022, total revenue decreased by 29.7%, to approximately $31.71 million from approximately $45.09 million for the same period of last year. This was mainly due to the decrease in sales volume of regular CMP, offset printing paper and tissue paper products.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2022 and 2021, respectively:

	For the Three Months Ended September 30,
	2022			2021
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	26,063	59,848	435	31,201	61,947	504
Light-Weight CMP	5,296	12,507	423	6,127	12,497	490
Offset Printing Paper	-	-	-	4,795	7,045	681
Tissue Paper Products	293	260	1,128	2,812	2,646	1,063
Total	31,652	72,615	436	44,935	84,135	534

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	57	1,282	44	152	3,180	48

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 16.0%, to approximately $31.36 million and accounted for 98.9% of total revenue for the third quarter of 2022, compared to approximately $37.33million, or 82.8% of total revenue for the same period of last year. The Company sold 72,355 tonnes of CMP at an ASP of $433/tonne in the third quarter of 2022, compared to 74,444 tonnes at an ASP of $501/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 16.5%, to approximately $26.06 million for the third quarter of 2022, compared to revenue of approximately $31.20 million for the same period of last year. The Company sold 59,848 tonnesof regular CMP at an ASP of $435/tonne during the third quarter of 2022, compared to 61,947 tonnes at an ASP of $504/tonne for the same period of last year. Revenue from light-weight CMP decreased by 13.6%, to approximately $5.30 million for the third quarter of 2022, compared to revenue of approximately $6.13 million for the same period of last year. The Company sold 12,507 tonnes of light-weight CMP at an ASP of $423/tonne for the third quarter of 2022, compared to 12,497 tonnes at an ASP of $490/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the third quarter of 2022, compared to revenue of approximately $4.80 million for the same period of last year.

Revenue from tissue paper products decreased by 89.6%, to approximately $0.29 million for the third quarter of 2022, from approximately $2.81 million for the same period of last year. The Company sold 260tonnesof tissue paper products at an ASP of $1,128/tonne for the third quarter of 2022, compared to 2,646 tonnes at an ASP of $1,063/tonne for the same period of last year.

Revenue from face masks decreased by 62.6%, to approximately $0.06 million for the third quarter of 2022, from $0.15 million for the same period of last year. The Company sold 1,282 thousand pieces of face masks for the third quarter of 2022, compared to3,180 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 33.1%, to approximately $28.93 million for the third quarter of 2022 from approximately $43.27 million for the same period of last year. This was mainly due to the decrease in sales quantity of regular CMP, offset printing paper and tissue paper products, and the decrease in material costs of CMP. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and   tissue   paper   products were $388, $369,$nil and $4,042, respectively, for the third quarter of 2022, compared to $489, $463, $570 and $1,155, respectively, for the same period of last year.

Total gross profit was approximately $2.78 million for the third quarter of 2022, compared to the gross profit of approximately $1.82 million for the same period of last year as a result of factors described above. Overall gross margin was 8.8% for the third quarter of 2022, compared to 4.0% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 10.9%, 12.8%, nil%, -258.5% and 29.6%, respectively, for the third quarter of 2022, compared to 2.9%, 5.6%, 16.2%, -8.7% and 20.4%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 66.9%, to approximately $3.37 million for the third quarter of 2022 from approximately $2.02million for the same period of last year.

Loss from Operations

Loss from operations was approximately $0.59 million for the third quarter of 2022, a decrease of 197.3%, from loss from operations of approximately $0.20 million for the same period of last year. Operating loss margin was 1.9% for the third quarter of 2022, compared to operating loss margin of 0.4% for the same period of last year.

Net Loss

Net loss was approximately $1.89 million, or loss per share of $0.03, for the third quarter of 2022, compared to net income of approximately $1.54 million, or earnings per share of $0.03, for the same period of last year.

EBITDA

EBITDA was approximately $2.43 million for the third quarter of 2022, compared to approximately $5.32 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2022	2021
Net income (loss)	-1.89	1.54
Add: Income tax	0.43	-0.07
Net interest expense	0.26	0.28
Depreciation and amortization	3.63	3.57
EBITDA	2.43	5.32

Nine Months Ended September 30, 2022 Unaudited Financial Results

	For the Nine Months Ended September 30,
($ millions)	2022	2021	% Change
Revenues	78.98	115.83	-31.8%
Regular Corrugating Medium Paper (“CMP”)*	65.02	78.42	-17.1%
Light-Weight CMP**	12.66	16.44	-23.0%
Offset Printing Paper	-	14.10	-100.0%
Tissue Paper Products	1.10	6.49	-83.0%
Face Masks	0.20	0.39	-48.7%

Gross profit	3.73	6.68	-44.2%
Gross profit (loss) margin	4.7%	5.8%	-1.1 pp	****
Regular Corrugating Medium Paper (“CMP”)*	7.2%	5.0%	2.2 pp	****
Light-Weight CMP**	9.2%	7.3%	1.9 pp	****
Offset Printing Paper	-	17.5%	-17.5 pp	****
Tissue Paper Products***	-193.6%	-14.4%	-179.2 pp	****
Face Masks	25.7%	17.0%	8.7 pp	****
Operating loss	-4.78	-0.49	-874.2%
Net loss	-4.66	-3.25	-43.5%
EBITDA	7.18	2.69	166.91%
Basic and Diluted loss per share	-0.07	-0.06	-16.7%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the nine months ended September 30, 2022, total revenue decreased by 31.8%, to approximately $78.98million from approximately $115.83 million for the same period of last year. This was mainly due to the decrease in sales volume of corrugating medium paper (“CMP”) and offset printing paper and tissue paper products. The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2022 and 2021, respectively:

	For the Nine Months Ended September 30,
	2022			2021
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	65,015	139,036	468	78,417	156,080	502
Light-Weight CMP	12,660	27,990	452	16,437	33,658	488
Offset Printing Paper	-	-	-	14,095	20,602	684
Tissue Paper Products	1,103	1,040	1,061	6,491	5,963	1,089
Total	78,778	168,066	469	115,440	216,303	534

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	201	4,295	47	392	9,650	41

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 18.1%, to approximately $77.68 million and accounted for 98.3% of total revenue for nine months ended September 30, 2022, compared to approximately $94.85 million, or 81.9% of total revenue for the same period of last year. The Company sold 167,026tonnes of CMP at an ASP of $465/tonne in nine months ended September 30, 2022, compared to 189,738 tonnes at an ASP of $500/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 17.1%, to approximately $65.02 million for nine months ended September 30, 2022, compared to revenue of approximately $78.42million for the same period of last year. The Company sold 139,036tonnesof regular CMP at an ASP of $468/tonne during the nine months ended September 30, 2022, compared to 156,080 tonnes at an ASP of $502/tonne for the same period of last year. Revenue from light-weight CMP decreased by 23.0%, to approximately $12.66 million for the nine months ended September 30, 2022, compared to revenue of approximately $16.44 million for the same period of last year. The Company sold 27,990 tonnes of light-weight CMP at an ASP of $452/tonne for the nine months ended September 30, 2022, compared to 33,658 tonnes at an ASP of $488/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the nine months ended September 30, 2022, compared to revenue of approximately $14.10 million for the same period of last year. The Company sold 20,602 tonnes of offset printing paper at an ASP of $684/tonne in the nine months ended September 30, 2021.

Revenue from tissue paper products decreased by 83.0%, to approximately $1.10million for the nine months ended September 30, 2022, from approximately $6.49 million for the same period of last year. The Company sold 1,040 tonnes of tissue paper products at an ASP of $1,061/tonne for the nine months ended September 30, 2022, compared to 5,963 tonnes at an ASP of $1,089/tonne for the same period of last year.

Revenue from face masks decreased by 48.7%, to approximately $0.20 million for the nine months ended September 30, 2022, from $0.39 million for the same period of last year. The Company sold 4,295 thousand pieces of face masks for the nine months ended September 30, 2022, compared to 9,650 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 31.1%, to approximately $75.25 million for the nine months ended September 30, 2022 from approximately $109.15 million for the same period of last year. This was mainly a result of the decrease in sales volume of CMP and offset printing paper and decrease of material costs of CMP. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $434, $411,$nil and$3,114, respectively, for the nine months ended September 30, 2022, compared to $477, $453, $565 and $1,245, respectively, for the same period of last year.

Total gross profit was approximately $3.73million for the nine months ended September 30, 2022, compared to the gross profit of approximately $6.68 million for the same period of last year as a result of factors described above. Overall gross margin was 4.7% for the nine months ended September 30, 2022, compared to 5.8% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 7.2%, 9.2%, nil%, -193.6%, and25.7%, respectively, for the nine months ended September 30, 2022, compared to 5.0%, 7.3%, 17.5%, -14.4% and 17.0%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 19.1%, to approximately $8.54 million for the nine months ended September 30, 2022 from approximately $7.17million for the same period of last year.

Loss from Operations

Loss from operations was approximately $4.78 million for the nine months ended September 30, 2022, a decrease of 874.2%, from loss from operations of approximately $0.49 million for the same period of last year. Operating loss margin was 6.1% for the nine months ended September 30, 2022, compared to operating loss margin of 0.4% for the same period of last year.

Net Loss

Net loss was approximately $4.66 million, or loss per share of $0.07, for the nine months ended September 30, 2022, compared to net loss of approximately $3.25 million, or loss per share of $0.06, for the same period of last year.

EBITDA

EBITDA was approximately $7.18 million for the nine months ended September 30, 2022, compared to approximately $2.69 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2022	2021
Net loss	-4.66	-3.25
Add: Income tax	-0.16	-4.95
Net interest expense	0.79	-0.84
Depreciation and amortization	11.22	11.73
EBITDA	7.18	2.69

Cash, Liquidity and Financial Position

As of September 30, 2022, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $16.02million, $10.54 million and $4.69 million, respectively, compared to approximately$11.20 million, $13.52 million and $2.98 million, respectively, as of December 31, 2021.

Net accounts receivable was approximately $4.24 million as of September 30, 2022, compared to approximately $4.87 million as of December 31, 2021. Net inventory was approximately $4.44 million as of September 30, 2022, compared to approximately$5.84 million as of December 31, 2021. As of September 30, 2022, the Company had current assets of approximately$48.43 million and current liabilities of approximately$17.59million, resulting in a working capital of approximately$30.84 million. This was compared to current assets of approximately $55.52 million and current liabilities of approximately $20.43 million, resulting in a working capital of approximately $35.09 million as of December 31, 2021.

Net cash provided by operating activities was approximately$7.43 million for the nine months ended September 30, 2022, compared to net cash used in operating activities of approximately $6.44 million for the same period of last year. Net cash used in investing activities was approximately$8.19 million for the nine months ended September 30, 2022, compared to approximately$12.78 million for the same period of last year. Net cash provided by financing activities was approximately$6.84million for the nine months ended September 30, 2022, compared to approximately$41.55 million for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 312 8698215

Investor Relations

Ascent Investor Relations LLC
Ms. Tina Xiao
Email: tina.xiao@ascent-ir.com

Tel: +1-917-609-0333

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2022 AND DECEMBER 31, 2021

(unaudited)

	September 30,	December 31,
	2022	2021
ASSETS

Current Assets
Cash and bank balances	$16,017,403	$11,201,612
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $61,270 and $69,053 as of September 30, 2022 and December 31, 2021, respectively)	4,236,299	4,868,934
Inventories	4,441,390	5,844,895
Prepayments and other current assets	22,795,907	25,796,640
Due from related parties	938,803	7,804,068

Total current assets	48,429,802	55,516,149

Prepayment on property, plant and equipment	1,266,120	43,446,210
Operating lease right-of-use assets, net	659,912	-
Finance lease right-of-use assets, net	1,940,586	2,286,459
Property, plant, and equipment, net	149,535,243	126,587,428
Value-added tax recoverable	2,066,239	2,430,277
Deferred tax asset non-current	11,239,637	11,268,679

Total Assets	$215,137,539	$241,535,202

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,632,553	$5,958,561
Current portion of long-term loans from credit union	4,175,620	6,838,465
Lease liability	272,147	210,161
Accounts payable	144,213	10,255
Advance from customers	35,646	39,694
Due to related parties	727,856	727,433
Accrued payroll and employee benefits	221,530	291,206
Other payables and accrued liabilities	5,635,813	5,250,539
Income taxes payable	746,694	1,108,038

Total current liabilities	17,592,072	20,434,352

Loans from credit union	4,692,235	2,980,065
Deferred gain on sale-leaseback	73,311	155,110
Lease liability - non-current	568,952	152,233
Derivative liability	1,334,271	2,063,534

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,417,813 and $17,924,475 as of September 30, 2022 and December 31, 2021, respectively)	24,260,841	25,785,294

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 11,415,920 and 9,915,920 shares issued and outstanding as of September 30, 2022 and December, 31, 2021, respectively.	11,416	9,916
Additional paid-in capital	90,575,421	89,016,921
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive (loss) income	(11,273,597)	10,496,168
Retained earnings	105,482,884	110,146,329

Total stockholders’ equity	190,876,698	215,749,908

Total Liabilities and Stockholders’ Equity	$215,137,539	$241,535,202

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$31,709,214	$45,087,671	$78,979,716	$115,832,013

Cost of sales	(28,925,626)	(43,266,135)	(75,251,646)	(109,150,452)

Gross Profit	2,783,588	1,821,536	3,728,070	6,681,561

Selling, general and administrative expenses	(3,370,541)	(2,019,565)	(8,541,224)	(7,172,495)
Gain on acquisition	(1,759)	-	30,404	-

Loss from Operations	(588,712)	(198,029)	(4,782,750)	(490,934)

Other Income (Expense):
Interest income	7,729	12,044	16,108	28,096
Subsidy income	-	(30)	-	197,861
Interest expense	(256,678)	(281,670)	(786,597)	(844,470)
Gain (Loss) on derivative liability	(617,370)	1,938,873	729,263	2,810,913

(Loss) Income before Income Taxes	(1,455,031)	1,471,188	(4,823,976)	1,701,466

Provision for Income Taxes	(432,287)	71,388	160,531	(4,950,994)

Net (Loss) Income	(1,887,318)	1,542,576	(4,663,445)	(3,249,528)

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(11,171,156)	(819,183)	(21,769,765)	1,128,209

Total Comprehensive (Loss) Income	$(13,058,474)	$723,393	$(26,433,210)	$(2,121,319)

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.03)	$0.03	$(0.07)	$(0.06)

Outstanding – Basic and Diluted	71,449,208	54,196,300	71,449,208	54,196,300

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022 AND 2021

(Unaudited)

	Nine Months Ended
	September 30,
	2022	2021

Cash Flows from Operating Activities:
Net income	$(4,663,445)	$(3,249,528)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,218,254	11,733,664
(Gain) Loss on derivative liability	(729,263)	(2,810,913)
Gain on acquisition	(32,502)	-
(Recovery from) Allowance for bad debts	(791)	20,118
Share-based compensation and expenses	1,560,000	-
Deferred tax	(1,197,630)	3,235,556
Changes in operating assets and liabilities:
Accounts receivable	146,250	(1,742,594)
Prepayments and other current assets	(422,092)	(6,918,816)
Inventories	863,170	(6,396,066)
Accounts payable	144,331	(242,357)
Advance from customers	-	(43,161)
Related parties	(149,827)	(821,943)
Accrued payroll and employee benefits	(42,738)	92,207
Other payables and accrued liabilities	1,000,945	522,353
Income taxes payable	(265,493)	178,903
Net Cash Provided by (Used in) Operating Activities	7,429,169	(6,442,577)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,681,979)	(12,781,114)
Acquisition of land	(6,507,431)	-

Net Cash Used in Investing Activities	(8,189,410)	(12,781,114)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	-	41,837,553
Proceeds from short term bank loans	602,319	-
Proceeds from long term loans	60,232	-
Repayment of bank loans	(307,182)	(154,579)
Payment of capital lease obligation	(154,212)	(135,611)
Loan repaid by a related party	6,638,923	-

Net Cash Provided by Financing Activities	6,840,080	41,547,363

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,264,048)	109,473

Net Increase in Cash and Cash Equivalents	4,815,791	22,433,145

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	11,201,612	4,142,437

Cash, Cash Equivalents and Restricted Cash - End of Period	$16,017,403	$26,575,582

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$248,275	$485,075
Cash paid for income taxes	$1,287,530	$1,523,555

Cash and bank balances	16,017,403	26,575,582
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	16,017,403	26,575,582